Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Golar LNG Partners LP Long Term Incentive Plan of Golar LNG Partners LP of our reports dated April 29, 2016, with respect to the consolidated financial statements of Golar LNG Partners LP and the effectiveness of internal control over financial reporting of Golar LNG Partners LP included in its Annual Report (Form 20-F) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Ernst & Young LLP
London, United Kingdom
July 12, 2016